UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 10, 2015 Date of report (Date of earliest event reported)

SUPPORT.COM, INC. (Exact Name of Registrant as Specified in Charter)
Delaware (State or Other Jurisdiction of Incorporation)	000-30901 (Commission File No.)	94-3282005 (I.R.S. Employer Identification No.)
900 Chesapeake Drive, Second Floor, Redwood City, CA 94063 (Address of Principal Executive Offices) (Zip Code)

(650) 556-9440 (Registrant’s telephone number, including area code)

N/A (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e). Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Changes in Cash Compensation

On February 10, 2015, the Compensation Committee of the Board of Directors of Support.com, Inc. (the “Compensation Committee”) approved, as part of an annual review of executive compensation, the following changes to cash compensation, effective February 10, 2015:
(a) for our President & Chief Executive Officer, Elizabeth Cholawsky, an increase in annual base salary from $360,000 to $370,000, and an increase in annual target cash incentive compensation from $234,000 to $241,000;
(b) for our Executive Vice President, Chief Financial Officer & Chief Operating Officer, Roop K. Lakkaraju, an increase in annual base salary from $320,000 to $329,600, and an increase in annual target cash incentive compensation from $150,000 to $154,912;
(c) for our Senior Vice President of Business Affairs, General Counsel & Secretary, Greg Wrenn, an increase in annual base salary from $257,500 to $267,800, and an increase in annual target cash incentive compensation from $77,250 to $80,340; and
(d) for our Senior Vice President of Business Development & Account Management, Shaun Donnelly, an increase in annual base salary from $226,600 to $235,644, and an increase in annual target cash incentive compensation from $56,650 to $58,911.

Grants of Non-Qualified Stock Options

On February 10, 2015, the Compensation Committee approved, as part of an annual review of executive compensation, the following grants of non-qualified stock options (“Options”), effective February 10, 2015:
(a) a time-based grant of 175,000 Options to Elizabeth Cholawsky, of which 1/36th of such Options under this grant shall vest on each monthly anniversary of the grant date over 36 months;
(b) a time-based grant of 125,000 Options to Roop K. Lakkaraju, of which 1/36th of such Options under this grant shall vest on each monthly anniversary of the grant date over 36 months; and
(c) a time-based grant of 125,000 Options to Shaun Donnelly, of which 1/36th of such Options under this grant shall vest on each monthly anniversary of the grant date over 36 months.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 12, 2015

SUPPORT.COM, INC.

By:	/s/ Gregory J. Wrenn
Name:	Gregory J. Wrenn
Title:	SVP Business Affairs, General Counsel & Secretary